EXHIBIT 21.  Subsidiaries of the Registrant

     The following list sets forth the major subsidiaries of the Company as of March 1, 2000. All such subsidiaries are wholly owned by NRG Incorporated and are included in the Company's consolidated financial statements.

NAME                                                     STATE OF INCORPORATION

Investment Leasing Services, Inc.                             Delaware
NRG Mining Corporation                                        Arizona
NRG Technology                                                Delaware
Systems Capital Corporation                                   Delaware